                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-50833 and No. 333-93809) and on Form S-8 (No. 333-57287 and
No. 333-84245) of FiNet.com, Inc. and subsidiaries and in the related Prospectus of our report dated July 9, 1998 (with respect to Note C July 31, 1998) with respect to our audit of the financial statements (not included in the Form 10K of FINET.com for the eight months ended December 31, 1999) of Coastal Federal Mortgage Company, a wholly owned subsidiary of FiNET.com as of and for each of the years in the two-year period ended April 30, 1998.

/s/ Richard A. Eisner & Company, LLP
Florham Park, New Jersey
March 29, 2000